METHODE ELECTRONICS, INC. REPORTS
FISCAL 2017 FIRST-QUARTER SALES AND EARNINGS

Chicago, IL -September 1, 2016 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced financial results for the first quarter of Fiscal 2017 ended July 30, 2016.

First Quarter Fiscal 2017
Methode's first-quarter Fiscal 2017 net sales decreased $11.4 million, or 5.6 percent, to $191.9 million from $203.3 million in the same quarter of Fiscal 2016. Year over year, currency rate fluctuations decreased net sales $0.7 million.

Net income decreased $2.3 million to $21.2 million, or $0.57 per share, in the first quarter of Fiscal 2017 from $23.5 million, or $0.60 per share, in the same period of Fiscal 2016.

Year over year, Fiscal 2017 first-quarter net income was negatively affected by:

•	lower sales across all major segments;

•	higher pricing concessions in the Automotive segment;

•	higher stock award amortization expense of $3.2 million;

•	increased expenses for legal and other professional fees of $2.9 million; and

•	the absence of a $1.3 million tariff refund.

Year over year, Fiscal 2017 first-quarter net income benefitted from:

•	lower income tax expense of $1.9 million;

•	lower bonus expense of $1.2 million;

•	commodity pricing adjustment in the Automotive segment of $1.0 million;

•	the one-time reversal of accruals related to customer commercial issues in the Automotive segment of $1.0 million;

•	lower travel, advertising and general expenses of $0.7 million;

•	overhead cost reductions in the Power Products segment; and

•	favorable commodity pricing and the favorable currency impact on the purchase of raw materials and labor costs in foreign operations.

Consolidated gross margins as a percentage of sales increased to 28.2 percent in the Fiscal 2017 first quarter from 26.4 percent in the Fiscal 2016 period primarily as a result of commodity pricing adjustments and one-time reversal of accruals related to customer commercial issues in the Automotive segment, favorable commodity pricing, favorable currency impact on the purchase of raw materials and labor costs in foreign operations, as well as overhead cost reductions in the Power Products segment. Fiscal 2016 was favorably impacted by the tariff refunds.

Selling and administrative expenses as a percentage of sales increased to 14.3 percent for the Fiscal 2017 first quarter compared to 11.4 percent in the same period last year. Selling and administrative expenses increased $4.2 million, or 18.1 percent, to $27.4 million in the Fiscal 2017 first quarter compared to $23.2 million in the prior-year first quarter due primarily to higher stock award amortization expense and legal and professional fees, partially offset by lower bonus, travel, advertising and other general expenses.

Methode Electronics, Inc. Reports Fiscal 2017 First-Quarter Financial Results

In the Fiscal 2017 first quarter, income tax expense decreased $1.9 million to $5.5 million compared to $7.4 million in the Fiscal 2016 first quarter. The Company’s effective tax rate decreased to 20.6 percent in the Fiscal 2017 period from 23.9 percent in the previous first quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2017 first quarter to the same period of Fiscal 2016,

•	Net sales decreased 3.9 percent attributable to:

•	a 9.5 percent sales decline in Europe driven by lower ignition and steering wheel switch product volumes, partially offset by new integrated center panel and entertainment module launches; and

•	a 9.4 percent sales decrease in Asia as the result of lower transmission lead frame assembly and steering-angle sensor product volumes and unfavorable currency rate fluctuations; partially offset by

•
a 0.2 percent sales improvement in North America due to higher General Motors' center console and transmission lead frame assembly product volumes, partially offset by pricing concessions and lower volume of the Ford center console program.

•
Gross margins as a percentage of sales improved to 30.2 percent from 28.4 percent due to commodity pricing adjustment of $1.0 million, the one-time reversal of accruals related to customer commercial issues of $1.0 million, as well as favorable commodity pricing of raw materials and a favorable currency rate on raw materials and labor costs. Absent the commodity pricing adjustment and one-time reversal of accruals related to customer commercial issues, gross margin would have been 28.8 percent.

•
Income from operations increased 0.6 percent as the result of commodity pricing adjustments, the one-time reversal of accruals related to customer commercial issues, favorable commodity pricing of raw materials and a favorable currency rate on raw materials and labor costs as well as lower bonus expense, partially offset by lower sales, higher pricing concessions and stock award amortization expense.

Comparing the Interface segment's Fiscal 2017 first quarter to the same period of Fiscal 2016,

•	Net sales decreased 2.4 percent attributable to:

•	a 4.6 percent sales decline in North America driven by lower data solutions and radio remote control product volumes; and

•	a 1.5 percent sales decrease in Europe as the result of lower radio remote control and data solutions products volume; partially offset by

•	a 71.4 percent sales increase in Asia due to higher legacy product volume.

•
Gross margins as a percentage of sales improved to 23.7 percent from 21.4 percent due to a favorable currency rate on raw materials and labor costs, as well as the absence of $1 million in costs associated with move of Hetronic manufacturing from the Philippines to Egypt.

•
Income from operations declined as the result of increased legal and stock award amortization and lower sales, partially offset by favorable currency rate on raw materials and labor costs, as well as lower advertising, travel and bonus expenses.

Comparing the Power Products segment's Fiscal 2017 first quarter to the same period of Fiscal 2016,

•	Net sales decreased 27.3 percent attributable to:

•	a 45.5 percent sales decline in Europe driven by lower bypass switch and busbar products volumes;

•	a 33.0 percent sales decrease in North America as the result of lower PowerRail® product volumes; and

•	a 10.9 percent decline in Asia due to reduced busbar and cabling product volumes.

Methode Electronics, Inc. Reports Fiscal 2017 First-Quarter Financial Results

•
Gross margins as a percentage of sales increased to 28.3 percent from 24.8 percent due to overhead cost reductions and a favorable currency rate on raw materials and labor costs, partially offset by lower sales.

•
Income from operations decreased 19.4 percent as the result of lower sales and increased stock award amortization expense, partially offset by overhead cost reductions, a favorable currency rate on raw materials and labor costs and lower bonus expense.

Guidance
Methode reaffirmed Fiscal 2017 guidance of sales in the range of $820 million to $845 million, income from operations in the range of $102 to $117 million and earnings per share in the range of $2.11 to $2.35. Sales guidance considers pricing concessions and price reductions of approximately $13.0 million on purchased displays negotiated by a customer in the Automotive segment. Sales guidance also considers improved PowerRail® sales in the Power Product segment and increased 10 gig copper transceiver and uninterrupted power supply products sales in the Interface segment, all in the latter half of Fiscal 2017. Income and earnings guidance considers a full year of long-term stock award amortization expense (compared to only 8 months in Fiscal 2016) and an effective tax rate in the low- to mid-twenty percent range with no significant changes in tax valuation allowances, tax credit movement or enacted tax laws.

The guidance ranges for Fiscal 2017 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	the sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	successful commercialization of the Dabir technology;

•	the effect on earnings per share of the repurchase of shares in Fiscal 2017;

•	sales mix within the markets served;

•	the uncertainty of the European economy;

•	currency exchange effect of the operations of foreign businesses;

•	continued ability to realize manufacturing efficiencies;

•	no significant supplier issues or manufacturing quality events;

•	no unusual or one-time items; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Each of our segments experienced softening sales in the first quarter, most notably in Europe. However, gross margin improved year over year, driven by currency tailwinds and operational improvements at Power Products. This leverage on sales is a mark of our strong manufacturing capabilities and cost management discipline.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, John Hrudicka, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

Methode Electronics, Inc. Reports Fiscal 2017 First-Quarter Financial Results

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through October 1 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13644464. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, quality and cost of new program launches; (5) ability to withstand price pressure, including pricing concessions ; (6) currency fluctuations; (7) continued economic challenges in Europe including the exit of the United Kingdom from the European Union; (8) customary risks related to conducting global operations; (9) ability to successfully market and sell Dabir surfaces; (10) dependence on our supply chain; (11) income tax rate fluctuations; (12) dependence on the availability and price of raw materials; (13) fluctuations in our gross margins; (14) location of a significant amount of cash outside of the U.S.; (15) ability to withstand business interruptions (16) ability to keep pace with rapid technological changes; (17) a breach of our information technology systems; (18) ability to avoid design or manufacturing defects; (19) ability to compete effectively; (20) ability to protect our intellectual property; (21) ability to successfully benefit from acquisitions and divestitures; (22) the recognition of goodwill impairment charges and (23) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended
	July 30, 2016	August 1, 2015

Net sales	$191.9	$203.3

Cost of products sold	137.8	149.7

Gross profit	54.1	53.6

Selling and administrative expenses	27.4	23.2

Income from operations	26.7	30.4

Interest income, net	—	(0.2)
Other income, net	—	(0.3)

Income before income taxes	26.7	30.9

Income tax expense	5.5	7.4

NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$21.2	$23.5

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.57	$0.60
Diluted	$0.57	$0.60
Cash dividends:
Common stock	$0.09	$0.09
Weighted average number of Common Shares outstanding:
Basic	37,322,548	38,904,743
Diluted	37,469,292	39,030,798

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)

	As of	As of
	July 30, 2016	April 30, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$249.3	$227.8
Accounts receivable, net	155.8	175.5
Inventories:
Finished products	12.5	11.9
Work in process	8.9	9.6
Materials	44.8	44.7
	66.2	66.2
Deferred income taxes	—	11.8
Prepaid expenses and other current assets	16.6	14.9
TOTAL CURRENT ASSETS	487.9	496.2
PROPERTY, PLANT AND EQUIPMENT	325.3	325.9
Less allowances for depreciation	235.0	232.9
	90.3	93.0
GOODWILL	1.7	1.7
INTANGIBLE ASSETS, net	8.4	8.9
PRE-PRODUCTION COSTS	13.2	9.5
DEFERRED INCOME TAXES	36.7	27.7
OTHER ASSETS	17.9	18.9
	77.9	66.7
TOTAL ASSETS	$656.1	$655.9
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$69.3	$68.2
Other current liabilities	35.9	49.7
TOTAL CURRENT LIABILITIES	105.2	117.9
LONG-TERM DEBT	54.0	57.0
OTHER LIABILITIES	2.6	2.9
DEFERRED COMPENSATION	8.4	8.0
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,300,057 and 38,181,985 shares issued as of July 30, 2016 and April 30, 2016, respectively	19.2	19.1
Additional paid-in capital	117.1	112.3
Accumulated other comprehensive income	(15.1)	(8.4)
Treasury stock, 1,346,624 shares as of July 30, 2016 and April 30, 2016	(11.5)	(11.5)
Retained earnings	376.2	358.6
TOTAL EQUITY	485.9	470.1
TOTAL LIABILITIES AND EQUITY	$656.1	$655.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in millions)

	Three Months Ended
	July 30, 2016	August 1, 2015
OPERATING ACTIVITIES
Net income	$21.2	$23.5
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	5.2	5.6
Amortization of intangibles	0.6	0.6
Amortization of stock awards and stock options	3.6	0.4
Changes in operating assets and liabilities	3.8	(11.1)
NET CASH PROVIDED BY OPERATING ACTIVITIES	34.4	19.0

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(4.2)	(5.9)
NET CASH USED IN INVESTING ACTIVITIES	(4.2)	(5.9)

FINANCING ACTIVITIES
Taxes paid related to net share settlement of equity awards	(0.3)	(6.9)
Proceeds from exercise of stock options	0.9	—
Tax benefit from stock option exercises	0.3	3.8
Cash dividends	(3.3)	(3.5)
Repayment of borrowings	(3.0)	(3.0)
NET CASH USED IN FINANCING ACTIVITIES	(5.4)	(9.6)

Effect of foreign currency exchange rate changes on cash	(3.3)	(3.7)

INCREASE IN CASH AND CASH EQUIVALENTS	21.5	(0.2)
Cash and cash equivalents at beginning of period	227.8	168.1
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$249.3	$167.9